As filed with the Securities and Exchange Commission on March 1, 2016

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yadkin Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	20-4495993
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 659-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

CapStone Bank 2006 Nonstatutory Stock Option Plan;

FNB Financial Services Corporation Long-Term Stock Incentive Plan;

LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees;

NewBridge Bancorp 2015 Long-Term Stock Incentive Plan;

NewBridge Bank Employees 401(k) Plan;

Patriot State Bank 2007 Incentive Stock Option Plan;

Patriot State Bank 2007 Nonstatutory Stock Option Plan;

Premier Commercial Bank Director Stock Option Plan;

and

Premier Commercial Bank Employee Stock Option Plan

(Full Title of the Plans)

Scott M. Custer

Chief Executive Officer

3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612

(919) 659-9000
(Name, Address and Telephone Number of Agent for Service)

Copies To:

Sven G. Mickisch

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	794,875(2)	$22.32	$17,741,610	$1,786.58

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 covers, in addition to the number of shares of Yadkin Financial Corporation (the “Company” or the “Registrant”) common stock, par value $1.00 per share (the “Common Stock”) stated above, an additional indeterminate number of interest that may be offered or sold pursuant to the plans registered hereby.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover such additional shares of Common Stock that may become issuable under (1) the CapStone Bank 2006 Nonstatutory Stock Option Plan; (2) FNB Financial Services Corporation Long-Term Stock Incentive Plan; (3) the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees; (4) the NewBridge Bancorp 2015 Long-Term Stock Incentive Plan; (5) the NewBridge Bank Employees 401(k) Plan; (6) the Patriot State Bank 2007 Incentive Stock Option Plan; (7) the Patriot State Bank 2007 Nonstatutory Stock Option Plan; (8) the Premier Commercial Bank Director Stock Option Plan; and (9) the Premier Commercial Bank Employee Stock Option Plan as a result of one or more adjustments under such plans, to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations or similar transactions.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low reported sales price of the Common Stock on the NYSE on February 26, 2016.

EXPLANATORY NOTE

The Company filed a registration statement on Form S-4 (File No. 333-208064) which was declared effective on January 12, 2016, whereby it registered 19,561,350 shares of Common Stock estimated to be issued upon completion of (i) the merger of Navy Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of the Company, with and into NewBridge Bancorp (“NewBridge”) (the “Merger”) and (ii) the merger of NewBridge with and into the Company (together with the Merger, the “Integrated Mergers”), pursuant to the Agreement and Plan of Merger, dated as of October 12, 2015, among the Company, Merger Sub and NewBridge (the “Merger Agreement”).

The Integrated Mergers became effective on March 1, 2016 (the “effective date”). Pursuant to the Merger Agreement, on the effective date, each outstanding Class A and Class B share of NewBridge’s common stock issued and outstanding immediately prior to the effective time of the Integrated Mergers, subject to certain exceptions, was converted into the right to receive 0.50 shares of Common Stock (the “exchange ratio”). These shares are registered under the Company's registration statement on Form S-4 filed on November 17, 2015, as amended.

In addition, upon completion of the Integrated Mergers, the Company assumed (1) the CapStone Bank 2006 Nonstatutory Stock Option Plan; (2) the FNB Financial Services Corporation Long-Term Stock Incentive Plan; (3) the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees; (4) the NewBridge Bancorp 2015 Long-Term Stock Incentive Plan; (5) the NewBridge Bank Employees 401(k) Plan; (6) the Patriot State Bank 2007 Incentive Stock Option Plan; (7) the Patriot State Bank 2007 Nonstatutory Stock Option Plan; (8) the Premier Commercial Bank Director Stock Option Plan; and (9) the Premier Commercial Bank Employee Stock Option Plan (collectively, the “Plans”) and all options and awards outstanding thereunder. In connection therewith, each option and award granted pursuant to the Plans, subject to the terms thereof, was converted into an option to acquire or an award of shares of Common Stock, as adjusted to reflect the exchange ratio. Therefore, this registration statement relates to those shares of Common Stock issuable by the Company pursuant to the Plans in connection with or after completion of the Integrated Mergers:

(i)	193,853 shares of Common Stock pursuant to the CapStone Bank 2006 Nonstatutory Stock Option Plan;

(ii)	104,681 shares of Common Stock pursuant to the FNB Financial Services Corporation Long-Term Stock Incentive Plan;

(iii)	20,301 shares of Common Stock pursuant to the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees;

(iv)	62,500 shares of Common Stock pursuant to the NewBridge Bancorp 2015 Long-Term Stock Incentive Plan;

(v)	200,000 shares of Common Stock pursuant to the NewBridge Bank Employees 401(k) Plan;

(vi)	52,520 shares of Common Stock pursuant to the Patriot State Bank 2007 Incentive Stock Option Plan;

(vii)	66,487 shares of Common Stock pursuant to the Patriot State Bank 2007 Nonstatutory Stock Option Plan;

(viii)	74,753 shares of Common Stock pursuant to the Premier Commercial Bank Director Stock Option Plan; and

(ix)	19,780 shares of Common Stock pursuant to the Premier Commercial Bank Employee Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

1.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 13, 2015;

2.	the NewBridge Bank Employees 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2014, filed on June 29, 2015;

3.	The Company's prospectus, including a description of the Company’s capital stock contained therein, filed pursuant to Rule 424(b)(3) on January 13, 2016;

4.	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, filed with the SEC on May 8, 2015, June 30, 2015, filed with the SEC on August 7, 2015, and September 30, 2015, filed with the SEC on November 6, 2015; and

5.	the Company’s Current Reports on Form 8-K filed on January 26, 2015, February 10, 2015, March 3, 2015, April 23, 2015, May 4, 2015, May 20, 2015, July 2, 2015, July 23, 2015, July 28, 2015, October 13, 2015, October 22, 2015, November 6, 2015, November 10, 2015, January 28, 2016, February 11, 2016, February 16, 2016 and February 23, 2016 (other than those portions of the documents deemed to be furnished and not filed).

In addition, except as provided below, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 8 of the North Carolina Business Corporation Act (“NCBCA”) permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations and further provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under any other provisions of the NCBCA. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the NCBCA. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person.

The Sixth Article of the Articles of Incorporation of the Registrant provides that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by the NCBCA.

As permitted by Section 55-2-02 of the NCBCA, the Seventh Article of the Registrant’s Articles of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the NCBCA (unlawful distributions); or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation).

Pursuant to Article IX, Section 6 of the Bylaws of the Registrant, the Registrant has an insurance policy covering its directors and officers with respect to certain liabilities for actions taken in their capacities as such, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained in the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on March 1, 2016.

Yadkin Financial Corporation

By:	/s/ Terry S. Earley
Name:	Terry S. Earley
Title:	Executive Vice President and Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott M. Custer, Terry S. Earley, and Joseph H. Towell, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorneys and agents shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Scott M. Custer	President, Chief Executive Officer	March 1, 2016
Scott M. Custer	and Director

/s/ Terry S. Earley	Executive Vice President and Chief	March 1, 2016
Terry S. Earley	Financial Officer
(Principal Financial and Accounting Officer)

/s/ Joseph H. Towell	Chairman of the Board of Directors	March 1, 2016
Joseph H. Towell

/s/ J. Adam Abram	Director	March 1, 2016
J. Adam Abram

/s/ Michael S. Albert	Director	March 1, 2016
Michael S. Albert

/s/ David S. Brody	Director	March 1, 2016
David S. Brody

/s/ Harry M. Davis	Director	March 1, 2016
Harry M. Davis

/s/ Barry Z. Dodson	Director	March 1, 2016
Barry Z. Dodson

/s/ Thomas J. Hall	Director	March 1, 2016
Thomas J. Hall

/s/ Thierry Ho	Director	March 1, 2016
Thierry Ho

/s/ Steven J. Lerner	Director	March 1, 2016
Steven J. Lerner

/s/ Michael S. Patterson	Director	March 1, 2016
Michael S. Patterson

/s/ Mary E. Rittling	Director	March 1, 2016
Mary E. Rittling

/s/ Harry C. Spell	Director	March 1, 2016
Harry C. Spell

/s/ Richard A. Urquhart, III	Director	March 1, 2016
Richard A. Urquhart, III

/s/ Nicolas D. Zerbib	Director	March 1, 2016
Nicolas D. Zerbib

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger, dated as of October 12, 2015, by and among Yadkin Financial Corporation, Navy Merger Sub Corp. and NewBridge Bancorp (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on October 13, 2015).

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-4 filed on November 17, 2015).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on March 1, 2016).

4.3	Form of certificate of Voting Common Stock (incorporated herein by reference to Exhibit 4.9 to the Company's registration statement on Form S-8 filed on December 4, 2014).

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP regarding legality of the securities being registered*

10.1	CapStone Bank 2006 Nonstatutory Stock Option Plan (incorporated herein by reference to Exhibit 99.2 to NewBridge’s registration statement on Form S-8 filed on April 24, 2014).

10.2	FNB Financial Services Corporation Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to FNB Financial Services Corporation’s Yearly Report on Form 10-K filed on March 27, 2003 (File No. 000-13086)).

10.3	LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees (incorporated herein by reference to Appendix VI of LSB Bancshares, Inc.’s 2003 Proxy Statement filed on March 16, 2004 (File No. 000-11448)).

10.4	NewBridge Bancorp 2015 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to NewBridge’s current report on Form 8-K filed on May 13, 2015).

10.5	NewBridge Bank Employees 401(k) Plan (incorporated herein by reference to Exhibit 4.6 to NewBridge’s registration statement on Form S-8 filed on June 18, 2009).

10.6	Patriot State Bank 2007 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 99.3 to NewBridge’s registration statement on Form S-8 filed on April 24, 2014).

10.7	Patriot State Bank 2007 Nonstatutory Stock Option Plan (incorporated herein by reference to Exhibit 99.4 to NewBridge’s registration statement on Form S-8 filed on April 24, 2014).

10.8	Premier Commercial Bank Director Stock Option Plan*

10.9	Premier Commercial Bank Employee Stock Option Plan*

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP (with respect to Yadkin Financial Corporation)*

23.3	Consent of Dixon Hughes Goodman LLP (with respect to NewBridge Bancorp)*

24.1	Power of Attorney (included on the signature page herein)

*	Filed herewith